Exhibit 10 (b)

LOAN AGREEMENT

THIS LOAN AGREEMENT ("Agreement") is made this 30th day of March, 2021, by and between Bank Rhode Island, a financial institution chartered under the laws of the State of Rhode Island, having a place of business at One Turks Head Place, Providence, Rhode Island 02903, Attn: Commercial Real Estate Lending (the "Bank"), and Capital Properties, Inc., a Rhode Island corporation, having a principal place of business located at 5 Steeple Street, Unit 303, Providence, Rhode Island 02903 (the "Borrower").

W IT NE S S E TH:

WHEREAS, Borrower desires to obtain from Bank and Bank desires to extend to Borrower a line of credit in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises herein contained, the parties hereto agree as follows:

1.DEFINITIONS

When used herein, the terms set forth below shall be defined as follows:

1.1"Advance" shall mean each borrowing by Borrower pursuant to Section 11-hereof.

1.2"Authorized Signer" individually and "Authorized Signers" shall mean Susan Johnson and/or such other persons as Borrower shall designate in writing to Bank.

1.3"Borrower Debt Service Coverage Ratio" shall be defined as the ratio of Borrower's Net Operating Income to interest payments due with respect to any obligations of Borrower for the period in question.

1.4"Business Day" shall mean any day which is not a Saturday or a Sunday and on which banks in the State of Rhode Island are not authorized or required to close.

1.5"Environmental Law" individually and "Environmental Laws" collectively shall mean any and all applicable foreign, federal, state and local environmental, health or safety statutes, laws, regulations, rules, ordinances, policies and rules or common law (whether now existing or hereafter enacted or promulgated), of all governmental agencies, bureaus or departments which may now or hereafter have jurisdiction over Borrower and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Materials (as hereinafter defined), chemical substances, pollutants or contaminants whether solid, liquid or gaseous in nature, into the environment or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such Hazardous Materials, chemical substances, pollutants or contaminants.

1.6"Event of Default" shall mean each and every event specified in Section 8.1 hereof.

1.7"Hazardous Materials" shall mean any substance (i) the presence of which requires or may hereafter require notification, investigation or remediation under any Environmental Law; (ii) which is or becomes defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "controlled industrial waste" or "pollutant" or "contaminant" under any present or future Environmental Law or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.) and any applicable local statutes and the regulations promulgated thereunder; (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of any foreign country, the United States, any state of the United States, or any political subdivision thereof to the extent any of the foregoing has or had jurisdiction over Borrower; or (iv) without limitation, which contains gasoline, diesel fuel or other petroleum products, asbestos or polychlorinated biphenyls.

1.8"Indemnified Parties" shall mean Bank, Bank's parent, subsidiaries and affiliates, each of their respective shareholders, directors, officers, employees and agents, and the successors and assigns of any of them.

1.9"Line of Credit" shall mean the Line of Credit to be extended to Borrower by Bank pursuant to Section 3.1 hereof.

1.10"Line of Credit Account" shall mean an account of Borrower with Bank into which Bank will credit sums Borrower may from time-to-time request under the Line of Credit pursuant to Section 3.1 hereof.

1.11"Line of Credit Limit" shall mean Two Million and 00/100 ($2,000,000.00) Dollars.

1.12"Line of Credit Note" shall mean the promissory note of even date herewith in the maximum principal amount of Two Million and 00/100 ($2,000,000.00) Dollars, as the same may be amended and/or restated from time to time.

1.13"Line of Credit Termination Date" shall mean March 30, 2024.

1.14"Loan and Security Documents" shall mean those documents referred to in Section 4.1.1 hereof, as each of the same may be amended and/or restated from time to time, and any and all other documents now or hereafter executed in connection with the Line of Credit.

1.15"Net Operating Income" shall mean for any period determined in accordance with United States Generally Accepted Accounting Principles ("GAAP"), as consistently applied by the Borrower, all income received by Borrower less all real estate taxes and assessments, insurance, other operating expenses made or incurred by Borrower, but excluding therefrom income taxes, interest and non-cash expenses.

1.16"Obligations" shall mean any and all indebtedness, obligations and liabilities of Borrower to Bank in connection with the Line of Credit of every kind and description, direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising, regardless of how the same arise or by what instrument, agreement or book account they may be evidenced or whether evidenced by any agreement, instrument or book account; including, without limitation, all principal, interest, taxes, fees, charges, expenses and reasonable attorneys' fees chargeable to Borrower or incurred by Bank in connection with the Line of Credit.

1.17"Property" shall mean the real estate located in Providence, Rhode Island and being designated as 50 Park Row West (Parcel 5) of Capital Center, as more particularly described in the Mortgage.

1.18"Property Ground Lease" shall mean that certain Ground Lease of the Property between the Borrower and Tenant dated December 30, 1988, as the same has been and may hereafter be amended and/or restated from time to time.

1.19"Property Debt Service Coverage Ratio" shall be defined as the ratio of the rental income for the period in question received by the Borrower from the Property determined in accordance with GAAP to interest payments actually accrued under the Line of Credit Note for the period in question.

1.20"Tenant" shall mean Avalonbay Communities, Inc., a Maryland corporation, together with its successors and/or assigns.

2.REPRESENTATIONS AND WARRANTIES OF BORROWER

As a material inducement to Bank to enter into this Loan Agreement, Borrower represents and warrants to Bank, and such representations and warranties shall survive and shall be deemed to be continuing representations and warranties so long as any Obligations remain outstanding, as follows:

2.1Borrower has been duly incorporated and has the power and authority to own its properties and assets and to conduct its business and to enter into and perform this Agreement and the Loan and Security Documents executed by it and to incur the Obligations; Borrower is in good standing where organized and is qualified and in good standing as a foreign corporation in those jurisdictions where the conduct of its business or the ownership of its properties requires qualification; except where the failure to qualify would not have a material adverse affect on Borrower.

2.2Borrower is not in default in any material respect under any agreement to which it is a party or by which it is bound. The execution and performance of this Agreement and those Loan and Security Documents to be executed and performed by Borrower will not violate any law or the terms of Borrower's incorporation documents or by-laws, nor violate or result in a material default or acceleration of any of Borrower's obligations or in the creation or imposition of any lien or encumbrance upon any material portion of Borrower's assets (immediately, with the passage of time, or with the giving of notice and the passage of time) other than the liens created by the Loan and Security Documents.

2.3This Agreement, the Loan and Security Documents, and all other agreements, documents or instruments to be delivered by Borrower in connection with the transactions contemplated hereunder have each been duly authorized, executed and delivered and the transactions contemplated hereby or thereby have been duly authorized. This Agreement, the Loan and Security Documents and such other agreements, documents or instruments constitute Borrower's valid and legally binding obligations and are enforceable against Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other laws affecting the rights of creditors generally.

2.4There is no claim, loss contingency, litigation or proceeding pending or, to the best of Borrower's knowledge, threatened against or otherwise affecting Borrower which involves the possibility of any judgment or liability not fully covered by insurance or which may result in a material adverse change in Borrower's condition, financial or otherwise.

2.5Borrower owns or leases all property, tangible and intangible, including without limitation, customer lists, patents, trademarks and trade names, necessary to conduct the business in which it is engaged in the manner in which that business has been conducted, and its properties are free and clear of all security interests, encumbrances or liens except as permitted by Section 5.5 hereto, and it will defend its properties against all claims and demands of all persons (other than Bank and the parties named in Section 5.5 hereto, with respect to the liens described therein, if any) at any time claiming an interest therein.

2.6Borrower's financial statements furnished to Bank are materially complete and accurate presentations of its financial condition as of the respective dates thereof, and have been prepared in accordance with GAAP consistently applied; and, since the respective dates of the financial statements there has been no material adverse change in Borrower's financial condition and there has been no transaction affecting Borrower other than in the ordinary course of business.

2.7Borrower has filed all federal, state and local tax returns and other reports required to be filed and has paid or made adequate provision for payment of all taxes, assessments and other governmental charges.

2.8No representation, warranty or statement by Borrower contained herein or in any certificate or other document furnished or to be furnished pursuant hereto contains, or at the time of delivery shall contain, any untrue statement of material fact, or omits, or shall omit at the time of delivery, to state a material fact necessary to make it not misleading.

2.9To the best of Borrower's knowledge, the execution, delivery and performance of this Agreement and the Loan and Security Documents by Borrower will not constitute a fraudulent conveyance under any applicable law.

2.10Borrower has not used, nor will it use or permit others to use any of the proceeds of the Line of Credit, directly or indirectly, for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U (12 CFR Part 221), or any "margin security" within the meaning of Regulation G (12 CFR Part 207), of the Board of Governors of the Federal Reserve System or to reduce or retire any indebtedness originally incurred to purchase or carry any such margin stock or margin security within the meaning of such Regulations or for any other purpose which might constitute the transactions contemplated hereby a "purpose credit" within the meaning of said Regulations, or cause this Agreement to violate Regulation U, or any other regulation of the Board of Governors of the Federal Reserve System, or the Securities Exchange Act of 1934.

2.11Borrower has complied in all material respects with all laws, regulations and orders applicable to its business, including those pertaining to federal securities requirements, zoning, environment, health and safety, and the present uses of its properties do not violate in any material respect any such laws, regulations and orders.

2.12Borrower will use the proceeds of the Line of Credit for working capital purposes.

3.LINE OF CREDIT PROVISIONS

Following the execution and delivery of this Agreement and the Loan and Security Documents, Bank, subject to the terms and conditions hereinafter set forth, agrees to extend the Line of Credit to Borrower as follows:

3.1Line of Credit. Provided that no Event of Default shall have occurred and no condition which, with the giving of notice or the passage of time or both would constitute an Event of Default shall exist, and subject to the terms and conditions of this Agreement and the conditions precedent enumerated in Section 4 hereof, Bank agrees to make the Line of Credit available to Borrower until the Line of Credit Termination Date. Borrower may use the Line of Credit by borrowing, repaying and reborrowing; provided however, that at no time shall the aggregate principal amount outstanding under the Line of Credit exceed the Line of Credit Limit.

3. I. IThe borrowing procedures under the Line of Credit shall be as follows. Upon notice from an Authorized Signer indicating that Borrower wishes to borrow under the Line of Credit, Bank will lend and forthwith credit to the Line of Credit Account such sums as Borrower may from time-to-time request; provided, however, that in no event shall Bank lend or credit to the Line of Credit Account any sums which would increase the amount outstanding under the Line of Credit to an amount in excess of the Line of Credit Limit. Borrower may add or remove persons as Authorized Signers by written notice to Bank, such addition or removal to be effective upon actual receipt of such notice by Bank. Borrower shall file with Bank a specimen signature of each Authorized Signer. Bank shall incur no liability to Borrower by acting upon instructions hereunder which the recipient thereof believes in good faith to have been given by an Authorized Signer, and Borrower shall be liable to Bank for all Advances made by Bank hereunder on the basis of such instructions. Whether or not Borrower receives notice of debits or credits to the Line of Credit Account, or the Advances or repayments, the amounts owing hereunder and under the Line of Credit Note shall be as indicated by Bank's records, absent manifest error. All instructions shall be given by 2:30 p.m. on any Business Day in order to be effective that day.  If given after 2:30 p.m., such instructions shall be effective as of the next Business Day.

3.1.2Each borrowing under the Line of Credit shall be evidenced by and repayable in accordance with the terms and provisions of the Line of Credit Note. Bank shall enter as debits against indebtedness evidenced by the Line of Credit Note, all Advances, interest charges, expenses and other items properly chargeable with respect to the Line of Credit, and shall enter as credits against the indebtedness evidenced by the Line of Credit Note all payments made by Borrower on account of such indebtedness. The outstanding balance of the Line of Credit shall be the amount reflected on Bank's ledger, computer or other records, such information to be readily transcribable onto any allonge or other addendum attached to the Line of Credit Note which shall be conclusive evidence of the amount of the indebtedness, absent manifest error. If the debit balance of the Line of Credit Note at any time exceeds the Line of Credit Limit, Borrower shall forthwith pay to Bank that amount necessary to reduce the debit balance of the Line of Credit Note to the Line of Credit Limit. Bank may at any time and from time to time in its sole discretion enter as debits against the Line of Credit Account the amount of any interest, fees, charges or expenses due from Borrower hereunder or under the Line of Credit Note which are not paid in full when due.

3.1.3Upon the earlier to occur of: (a) the Line of Credit Termination Date; or (b) the occurrence of an Event of Default hereunder: (i) Bank shall be under no further obligation to make any Advances under the Line of Credit; (ii) all sums owing by Borrower under the Line of Credit Note shall, at the option of Bank, be immediately due and payable; and (iii) Bank shall be authorized to debit any account of Borrower with Bank for the amount of the principal, interest, fees, expenses and charges which shall be due and payable under the Line of Credit Note.

3.2Day of Payment. Whenever any payment to be made in connection with the Line of Credit Note shall become due and payable on a day which is not a Business Day, such payment may be made on the next succeeding Business Day and, in the case of any payment of principal, such extension of time shall in such case be included in computing interest in such payment.

4.	CONDITIONS PRECEDENT TO THE INITIAL ADVANCE AND SUBSEQUENT ADVANCES

4.1Line of Credit. Borrower shall satisfy the following conditions prior to the making of the first Advance under the Line of Credit:  all of the representations and warranties set forth in Section 2 hereof shall be true and correct in all material respects; there shall have been no material adverse change in the business, assets, operations, property or condition of Borrower; no Event of Default shall have occurred, and then be continuing; no condition which, with the passage of time or the giving of notice or both would constitute an Event of Default, shall exist; the Line of Credit Termination Date shall not have passed; and, Borrower shall have delivered to Bank, all in form and substance satisfactory to Bank in its sole discretion, each of the following:

4.1.1Loan and Security Documents:

(a)Note;

(b)Open-End Mortgage and Security Agreement, Collateral Assignment of Leases and Rents to Secure Present and Future Loans Under Chapter 25 of Title 34 of the General Laws and Fixture Filing from Borrower with respect to the Property (the "Mortgage");

(c)UCC-1 Financing Statement; and

(d)Indemnity Agreement Regarding Hazardous Materials.

4.1.2Corporate and Other Documents:

(a)Certificate of Secretary of Borrower containing copies of resolutions of the Board of Directors of Borrower authorizing the execution, delivery and performance of this Loan Agreement, the Loan and Security Documents, any document or instrument to be delivered pursuant hereto, and the transactions contemplated herein and therein, and identifying the officer or manager authorized to execute same;

(b)certificate of reasonably recent dates of the Secretary of the State of Rhode Island, certifying that Borrower is in good standing in such jurisdiction;

(c)evidence that Tenant maintains risk, hazard and fire insurance for the Property from an insurance company and in a form reasonably acceptable to Bank and Borrower;

(d)evidence of comprehensive general liability insurance (broad form COL endorsement) for the Property, naming Bank as lender's loss payable and additional insured;

(e)proof of filing of financing statements necessary to perfect the security interest of Bank granted pursuant to the mortgage on the Property as Bank shall require;

(f)ALTA Mortgagee's Policy of Title Insurance providing insurance coverage in the amount of $2,000,000 with respect to Bank's mortgage on the Property; and

(g)such other documents or instruments as Bank shall reasonably request at any time or from time to time.

4.1.3Legal Opinion: Opinion of Hinckley Allen & Snyder LLP, counsel to Borrower, in a form and substance reasonably satisfactory to Bank.

4.2Subsequent Advances etc. All of the representations and warranties of Borrower set forth in Section 2 hereof shall be true and correct in all material respects; no Event of Default shall have occurred and then be continuing; no condition which, with the passage of time or the giving of notice or both would constitute an Event of Default, shall exist; the Line of Credit Termination Date shall not have passed; and, in addition, if requested by Bank, Borrower agrees to deliver to Bank such other documents and instruments as Bank shall reasonably require.

5.NEGATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that during the term of this Agreement and so long as any Obligations remain outstanding, it will not, without the prior written consent of Bank:

5.1Make any change in its majority ownership or control; purchase or redeem any of its capital stock in an amount exceeding $250,000 in any calendar year; consolidate or merge with or make any acquisition of any other corporation, partnership, company or business; reorganize or recapitalize; or give any preferential treatment to any corporation, partnership, company or person whatsoever, including without limitation, any of its shareholders.

5.2Sell, lease, transfer or dispose of any of its assets relating to the Property; provided, however, (i) that Borrower may sell its finished goods inventory in the ordinary course of its business (excluding, however, any sale made in partial or total satisfaction of a debt); and

(ii) Borrower may dispose of equipment which has become outdated or is not used by or useful to Borrower if and so long as Borrower replaces the same with equipment of greater value.

5.3Guarantee, endorse, or otherwise become liable for or upon the obligations of any person, corporation, partnership or entity, except: (i) by endorsement for deposit in the ordinary course of business; or (ii) as otherwise required or permitted by this Agreement.

5.4Become or remain obligated for any indebtedness (whether in the form of a debt obligation or otherwise) except:

(a)indebtedness to Bank hereunder; and

(b)current trade, utility or non-extraordinary accounts payable arising or incurred in the ordinary course of business.

5.5Create, incur, assume or permit to exist, any mortgage, pledge, lien, security interest or other encumbrance on the Property; provided, however, that the foregoing restrictions shall not apply to:

(a)mortgages, pledges, liens, security interests or other encumbrances in favor of Bank;

(b)liens for taxes, assessments and other governmental charges and levies not yet delinquent or which are payable without penalty or interest or (if foreclosure, distraint, sale or other similar proceeding shall not have been commenced) which are being contested in good faith by appropriate proceedings diligently conducted, if such reservation or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefore;

(c)liens of carriers, warehousemen, materialmen and mechanics incurred in the ordinary course of business for sums not yet due; and

(d)liens, encumbrances, pledges or deposits of personal property incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance and other social security legislation or to secure performance of statutory obligations, surety and appeal bonds, performance or return of money bonds and other obligations of a like nature, exclusive of obligations for the payment of money borrowed.

5.6Purchase or acquire obligations of any third party other than direct obligations of the United States of America or of Bank and certificates of deposit in banks insured by the Federal Deposit Insurance Corporation.

5.7Make any substantial change in, or cease in whole or in part, its present business; or engage in any other material activities apart from its present business.

6.AFFIRMATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that it will during the term hereof and so long as any Obligations remain outstanding:

6.1Furnish or cause to be furnished to the Bank the following, each of which shall be in form and substance satisfactory to the Bank, and shall be certified by the Borrower to be true, correct and complete:

6.1.1Within one hundred twenty (120) days after the end of each calendar during the term of the Line of Credit, (i) annual federal income tax returns of Borrower, together with all schedules and attachments thereto, and (ii) audited annual financial statement of Borrower prepared by an independent certified public accountant in accordance with GAAP;

6.1.2Within one hundred twenty (120) days after the end of each calendar year during the term of the Line of Credit, (i) cash flow schedules showing the financial condition of Borrower and all properties owned in whole or in part by Borrower (including but not limited to the Property), (ii) annual operating statements on the Property, and (iii) an updated rent roll of the Property; and

6.1.3Promptly and in form satisfactory to Bank, such other information regarding the operations or financial condition of Borrower as Bank may reasonably request from time to time.

6.2Enforce the Property Ground Lease to cause Tenant to maintain at all times risk, hazard and fire insurance for the Property from an insurance company and in a form reasonably acceptable to Bank and Borrower (it being acknowledged and agreed that the coverage and amount of Tenant's insurance policies furnished to Bank as of the date hereof are satisfactory for the purposes hereof).

6.3Maintain general liability insurance coverage of such types and in such amounts as shall be satisfactory to Bank in its sole discretion, but in any event no less than One Million and 00/100 ($1,000,000.00) Dollars per occurrence, and Bank shall be named as additional insured on any and all policies evidencing such insurance coverage and providing not less than thirty (30) days-notice of cancellation to Bank.

6.4Permit Bank, through its authorized representatives, to perform commercial finance examinations and/or appraisals of Borrower's business and assets and to examine the books, records and assets of every kind and description of Borrower, at Borrower's reasonable expense at all reasonable times.

6.5Promptly notify Bank of any condition or event which constitutes, or would constitute with the passage of time or giving of notice or both, a default under this Agreement, or the Loan and Security Documents or any other document or instrument issued in connection herewith, and promptly notify Bank of any changes in its financial condition which, individually or cumulatively, may result in a material adverse change in its financial condition.

6.6Maintain in good standing its corporate existence and its status as a foreign corporation qualified to do business in those jurisdictions where it is required to be qualified.

6.7If it shall now or hereafter maintain an employee benefit plan subject to the Employee Retirement Income Security Act of 1974 (hereinafter "ERISA"), promptly: (i) notify Bank of the filing of a notice with the Pension Benefit Guaranty Corporation ("PBGC") pursuant to ERISA that the plan is to be terminated; and (ii) notify Bank of the notice or institution of any proceedings by the PBGC under ERISA.

6.8At any time and from time to time upon request of Bank, execute and deliver to Bank in form and substance satisfactory to Bank, negotiable promissory notes for any or all of the Obligations and/or such other documents in respect of the Obligations as Bank shall request to evidence or perfect the Obligations or Bank's security interest in its collateral for the Obligations, or any documents in respect of the Obligations which may be necessary to comply with the law of the State of Rhode Island or the law of any other states in which Borrower may be conducting business or to which Borrower may be subject.

6.9Pay or deposit promptly when due all taxes, assessments and governmental charges upon or relating to its income, or the operation of its business or otherwise, for which it is liable and upon request submit to Bank proof satisfactory to Bank that such payments and deposits have been made. Borrower acknowledges that the Loan will be placed on a tax monitoring system with the costs to be borne by the Borrower.

6.10Maintain the operating account ("Operating Account") for the Property with the Bank, and retain Bank as Borrower's main bank of account and deposit. Borrower hereby authorizes and directs Bank to debit the Operating Account and make automatic transfers from the Operating Account to make any and all payments required to be made by Borrower in connection with the Line of Credit including, but not limited to, monthly payments of principal and interest under the Line of Credit Note, late fees, service charges or other fees or expenses as may become due under any one or more of the documents, instruments or agreements now or hereafter executed in connection with or related to the Line of Credit. It is further anticipated that Borrower will review with Bank its ability to manage Borrower's cash investments.

6.11Maintain at all times a Property Debt Service Coverage Ratio of not less than 1.25x to 1.0, which ratio shall be tested on an annual basis at the end of each fiscal year of Borrower beginning with and including the fiscal year ending December 31, 2021; provided, however, that the foregoing covenant shall be inapplicable, and failure to satisfy the foregoing covenant shall not be deemed a default, with respect to any fiscal year in which Borrower has not borrowed any Advance under the Line of Credit.

6.12Maintain at all times a Borrower Debt Service Coverage Ratio of not less than l .20x to 1.0, which ratio shall be tested on an annual basis at the end of each fiscal year of Borrower beginning with and including the fiscal year ending December 31, 2021; provided, however, that the foregoing covenant shall be inapplicable, and failure to satisfy the foregoing covenant shall not be deemed a default, with respect to any fiscal year in which Borrower has not borrowed any Advance under the Line of Credit.

6.13Maintain at all times a ratio of the Line of Credit to the value of the Property (as determined by the most recent appraisal prepared for and accepted by Bank), which shall not exceed sixty-five (65%) percent. Bank reserves the right to have the Property reappraised from time to time, which appraisal shall be in form and substance satisfactory to Bank and shall be at Bank's sole cost and expense, except as provided in the following sentence. If an Event of Default has occurred or is confirmed by such appraisal, Borrower shall, upon demand by Bank, immediately pay the cost of such appraisal to the Bank.

7.HAZARDOUS MATERIALS

7.1Representations and Warranties. Borrower represents and warrants to Bank, and such representations and warranties shall survive and shall be deemed to be continuing representations and warranties so long as any Obligations remain outstanding, as follows:

7.1.1Borrower or its Tenant under the Property Ground Lease has obtained all permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a material adverse effect on the business, financial condition or operations of Borrower or any of its properties.  Borrower, and any property or vessel owned, occupied or operated by Borrower, is in compliance with all Environmental Laws and is in compliance with the terms and conditions of all such permits, licenses and authorizations, and is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Laws or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply would not have a material adverse effect on the business, financial condition or operations of Borrower.

7.1.2No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened in writing by any governmental or other entity with respect to any alleged failure by Borrower to have any permit, license or authorization required in connection with the conduct of its business or with respect to any Environmental Laws, including, without limitation, Environmental Laws relating to the generation, treatment, storage, recycling, transportation , disposal or release of any Hazardous Materials.

7.1.3No written notification of the existence of, a release of or a threat of release of any Hazardous Materials has been filed by or on behalf of Borrower and no property now or previously owned, leased or used by Borrower is listed or, to the best of Borrower's knowledge, proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of sites requiring investigation or clean-up.

7.1.4There are no liens or encumbrances arising under or pursuant to any Environmental Laws on any of the real property or properties owned, occupied or operated by Borrower which have a material adverse effect on Borrower's occupancy and operation of such property and to Borrower's knowledge, no governmental actions have been taken or are in process which could subject any of such properties to such liens or encumbrances or, as a result of which Borrower would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

7.1.5Neither Borrower nor, to the best knowledge of Borrower, any previous owner, tenant, occupant or operator of the Property has (i) engaged in or permitted any operations or activities upon or any use or occupancy of such property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal (whether legal or illegal, accidental or intentional) of any Hazardous Materials on, under, in or about such prope1ty, except to the extent commonly used in day-to-day operations of such property and in such case only in compliance with all Environmental Laws, or (ii) transported or arranged for the transportation of any Hazardous Materials to, from or across such property except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance with, all Environmental Laws; nor to the best knowledge of Borrower have any Hazardous Materials migrated from other properties upon, about or beneath such property, nor, to the best knowledge of Borrower are any Hazardous Materials presently constructed, deposited, stored or otherwise located on, under, in or about such property except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance with, all Environmental  Laws and to the extent that any such Hazardous Materials are constructed, deposited, stored or otherwise located on, under, in or about such property in any material amount, Borrower will list such Hazardous Materials on Schedule 7.1.5 hereto.

7.2Compliance with Laws. Borrower shall comply in all material respects with all Environmental Laws. In the event that any Hazardous Materials are found on the Property, Borrower shall, or shall cause its tenant to, immediately contain and remove the same in compliance with all Environmental Laws.

7.3Notice of Failure. Borrower shall immediately notify Bank in writing of the issuance of any written notice, notification, demand, request for information, citation, summons or order, the filing of any complaint, the assessment of any penalty, or the pendency or threat of any investigation or review by any governmental or other entity with respect to the alleged failure of Borrower to have any permit, license or authorization required in connection with the conduct of its business or otherwise with respect to any Environmental Laws.

7.4Notice of Release. Borrower shall immediately notify Bank in writing of: (i) any potential or known release or threat of release of any Hazardous Materials at, on or from any property or vessel owned, occupied or operated by Borrower; (ii) the filing of any written notification of the existence of, a release of or a threat of release of any Hazardous Materials by or on behalf of Borrower; (iii) the written threat or institution of any enforcement, cleanup, removal or other action by any governmental or other entity pursuant to any Environmental Laws, and (iv) the written threat or making of any written claims by any third party against Borrower or any property or vessel owned, operated or occupied by Borrower, relating to the existence of, or damage, loss or injury from, any Hazardous Materials.

7.5Indemnification. Borrower will indemnify and hold each of the Indemnified Parties harmless from and against any claim, cost, damage, expense (including, without limitation, reasonable attorneys' fees and expenses), loss, liability, or judgment now or hereafter arising as a result of any claims for environmental cleanup costs, any resulting damage to the environment and any other environmental claims against any of the Indemnified Parties with respect to any property owned, operated or occupied by Borrower or involving Borrower in any other capacity. Borrower will further indemnify, defend and hold each of the Indemnified Parties harmless from and against all loss, damage, liability and expense, including, without limitation, reasonable attorneys' fees and expenses, suffered or incurred by any of the Indemnified Parties with respect to any property owned, operated or occupied by Borrower or involving Borrower in any other capacity under or on account of the administration or enforcement of any Environmental Laws or any legal action relating to the release, threat of release, transportation, storage, disposition or removal of any Hazardous Materials, including the assertion of any lien by reason of the release or threat of release of Hazardous Materials. THIS COVENANT OF INDEMNIFICATION SHALL SURVIVE ONE YEAR FOLLOWING THE TERMINATION OF THE LINE OF CREDIT AND REPAYMENT, SATISFACTION AND DISCHARGE OF THE OBLIGATIONS.

8.EVENTS OF DEFAULT AND ACCELERATION

8.1The occurrence of any one or more of the following shall constitute an Event of Default hereunder:

8.1.1Failure to make any payment of any principal, interest or other charges in respect of any of the Obligations within ten (10) days of the date on which the same shall be due.

8.1.2Default in the observance or performance of any covenant or agreement of Borrower herein set forth or set forth in any of the Loan and Security Documents or in any agreement, note or instrument heretofore, now or hereafter executed by Borrower in favor of Bank (other than those set forth in this Section 8.1) which is not cured within thirty (30) days of written notice from Bank;

8.1.3If any representation, warranty, certificate, schedule or other information made or furnished by Borrower herein or pursuant hereto or pursuant to the Loan and Security Documents is or shall be incorrect, untrue or misleading in any material respect at the time made or given;

8.1.4Default in the performance of any material obligations of Borrower to any third party; unless the Borrower is disputing such obligation in good faith and has set aside adequate reserves therefor;

8.1.5Any change for any reason whatsoever in the majority ownership or control of Borrower other than as expressly permitted hereunder;

8.1.6Loss, theft, damage or destruction of any portion of Property of Borrower for which there is either no insurance coverage or for which, in the opinion of Bank, there is insufficient insurance coverage or the making of any levy, seizure or attachment upon any portion of the property of Borrower, provided that Borrower shall not be deemed to be in default of this provision if Borrower has maintained or caused to be maintained the insurance coverage required by Section 6.2 and Section 6.3 hereof;

8.1.7Insolvency of Borrower or failure of Borrower generally to pay its debts as they come due or if a creditors' committee is appointed for the business of Borrower; or if Borrower makes a general assignment for the benefit of creditors, or an Order for Relief is entered with respect to Borrower under the federal bankruptcy laws as now or hereafter constituted, or if a case in bankruptcy or a petition for reorganization or to effect a plan or arrangement with creditors is filed by or against Borrower; or if Borrower applies for or permits the appointment of a receiver, trustee, custodian or liquidator for any of its property or assets, or if any such receiver, trustee, custodian or liquidator is appointed for any of such property or assets; and, in the case of any one of the above actions or proceedings commenced against Borrower, such action or proceeding is not dismissed within sixty (60) days;

8.1.8If a proceeding is filed or commenced by or against Borrower for its dissolution or liquidation and in the event of a proceeding commenced against Borrower the same remains undismissed or unstayed for a period of sixty (60) days; or if Borrower voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated;

8.1.9If Borrower is enjoined, restrained or in any way prevented by a final, non-appealable Court or Administrative order from conducting all or any material part of its business affairs;

8.1.10The occurrence of an Event of Default under any one or more of the Loan and Security Documents or under any other document, instrument or agreement now or hereafter evidencing, securing or executed in connection with any indebtedness or obligation of Borrower to the Bank;

8.1.11The entry of a final judgment for the payment of money in excess of an aggregate of One Hundred Thousand and 00/100 ($100,000.00) Dollars shall be rendered against the Borrower, and the same shall remain undischarged for a period of thirty (30) consecutive days, during which execution shall not be effectively stayed;

8.1.12The occurrence of any attachment of any deposits or other property of the Borrower in the hands or possession of the Bank, or the occurrence of any attachment of any other property of the Borrower in an amount exceeding One Hundred Thousand and 00/100 ($100,000.00) Dollars which shall not be discharged within thirty (30) days of the date of such attachment;

8.1.13Default with respect to any evidence of indebtedness of the Borrower (other than to the Bank) relating to the Property, if the effect of such default is to accelerate the maturity of such indebtedness or to permit the holder thereof to cause such indebtedness to become due prior to the stated maturity thereof, or if any indebtedness of the Borrower (other than to the Bank) is not paid when due and payable, whether at the due date thereof or a date fixed for prepayment, whether by acceleration or otherwise;

8.1.14The Borrower attempts to assign its rights under this Agreement or any interest herein, or if the Property is conveyed or encumbered contrary to the provisions of this Agreement;

8.1.15Any "Event of Default" as defined in the Property Ground Lease (in each case only to the extent that such Event of Default is not cured by any leasehold mortgagee as permitted under the Property Ground Lease) or termination of the Property Ground Lease; or

8.1.16The Property is materially damaged or destroyed by fire or other casualty or cause, and as a result thereof, Tenant has exercised any contractual right it may have to terminate the Property Ground Lease.

8.2If any Event of Default shall occur, then or at any time thereafter, Bank may declare the Obligations to be immediately due and payable, without notice, protest, presentment or demand, all of which are hereby expressly waived by Borrower.

9.GENERAL PROVISIONS

9.1The failure of Bank at any time or times hereafter to require strict performance by Borrower of any of the provisions, warranties, terms or conditions contained in this Agreement, in any of the Loan and Security Documents, or in any other agreement, guaranty, note, instrument or document now or at any time or times hereafter executed by Borrower and delivered to Bank shall not waive, affect or diminish any right of Bank at any time or times hereafter to demand strict performance thereof; and, no rights of Bank hereunder shall be deemed to have been waived by any act or knowledge of Bank, its agents, officers or employees, unless such waiver is contained in an instrument in writing signed by an officer of Bank. No waiver by Bank of any of its rights on any one occasion shall operate as a waiver of any other of its rights or any of its rights on a future occasion.

9.2Except as otherwise specifically provided herein, any demand or notice required or permitted to be given hereunder shall be deemed effective when deposited in the United States mail, and sent by certified mail, return receipt requested, postage prepaid, addressed to Bank and to Borrower, as appropriate (or to such other address as may be provided by the party to be notified, on ten (10) days prior written notice to the other parties), as follows:

If to Borrower:	Capital Properties, Inc. c/o Susan Johnson, Treasurer 5 Steeple Street, Unit 303 Providence, Rhode Island 02903
with a copy to:	Stephen J. Carlotti, Esq. Hinckley Allen & Snyder LLP 100 Westminster Street, Suite 1500 Providence, Rhode Island 02903
If to Bank:	Bank Rhode Island One Turks Head Place Providence, Rhode Island 02903 Attn: Commercial Real Estate Lending
with a copy to:	Steven P. DeLuca, Esq. Wieck DeLuca & Gemma Incorporated One Turks Head Place, Suite 1300 Providence, Rhode Island 02903

9.3Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law; should any portion of this Agreement be declared invalid for any reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of this Agreement. Furthermore, the entirety of this Agreement shall continue in full force and effect in all other jurisdictions and said remaining portions of this Agreement shall continue in full force and effect in the subject jurisdiction as if this Agreement had been executed with the invalid portions thereof deleted.

9.4The provisions of this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of Bank and Borrower; provided, however, Borrower may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of Bank.

9.5This Agreement is and shall be deemed to be a contract entered into and made pursuant to the laws of the State of Rhode Island, without reference to conflict of laws principles, and shall in all respects be governed, construed, applied and enforced in accordance with the laws of said State. ANY CAUSE OF ACTION ARISING BETWEEN OR AMONG THE PARTIES, WHETHER UNDER THIS AGREEMENT OR OTHERWISE, SHALL BE BROUGHT ONLY IN A COURT HAVING JURISDICTION AND VENUE AT PROVIDENCE, RHODE ISLAND. BORROWER CONSENTS TO AND CONFERS PERSONAL JURISDICTION OVER IT BY SUCH COURT OR COURTS AND AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY MAILING A COPY OF THE SUMMONS TO IT AT THE ADDRESS FOR NOTICE TO BORROWER SET FORTH IN SECTION 9.2 ABOVE, AND IN ANY SUCH ACTION EACH OF BORROWER AND BANK KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES THE RIGHT TO DEMAND A TRIAL BY JURY. BORROWER AND BANK MUTUALLY HEREBY KNOWINGLY,

VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LOAN AGREEMENT OR ANY OTHER LOAN AND SECURITY DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ACCEPT THIS LOAN AGREEMENT AND MAKE ADVANCES UNDER THE LINE OF CREDIT.

9.6This Agreement represents the entire Agreement between the parties with respect to the matters set forth herein and supersedes all prior written or oral agreements or understandings, if any.

9.7If at any time or times hereafter, Bank shall employ counsel in any capacity in connection with the transactions contemplated by this Agreement or any other agreement, guaranty, notice, instrument or document heretofore, now or at any time or times hereafter executed by Borrower and delivered to Bank, whether before or after the occurrence of any Event of Default, or to collect any of the Obligations, then in any of such events, all of the reasonable attorneys' fees arising from such services, and any reasonable expenses, costs, and charges relating thereto, shall be part of the Obligations, payable on demand and bearing interest thereon at the same rate provided in the "Note.

9.8Borrower hereby grants to Bank a lien, security interest and right of setoff as security for all liabilities and obligations to Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral, instruments, documents, securities and other property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank and its successors and assigns, or in transit to any of them and without regard to whether Bank received the same in pledge for safekeeping, as agent for collection or transmission or otherwise or whether Bank had conditionally released the same, all of which shall at all times constitute additional security for the Obligations.  At any time from and after the occurrence of an Event of Default, without demand or notice, Bank may setoff the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Line of Credit. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURED THE LINE OF CREDIT, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

9.9All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law.  As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Line of Credit Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Bank in the execution, delivery and acceptance of the Line of Credit Note to contract in strict compliance with the laws of the State of Rhode Island from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan and Security Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically  be reduced to the limits of such validity, and if under or from circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Bank.

9.10Bank may at any time pledge all or any portion of its rights under the Loan and Security Documents including any portion of the Line of Credit Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release Bank from its obligations under any of the Loan and Security Documents.

9.11Bank shall have the unrestricted right at any time or from time to time, and without the consent of Borrower to assign all or any portion of its rights and obligations hereunder to any other persons or entities (each, an "Assignee"). Bank shall endeavor to provide notice to Borrower promptly after such assignment, and Borrower agrees that it shall execute, or cause to be executed such documents including, without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as Bank shall deem reasonably necessary to effect the foregoing. In addition, at the request of the Bank and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Bank has retained any of its rights and obligations hereunder following such assignment, to Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Bank and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Bank pursuant to the assignment documentation between Bank and such Assignee, and Bank shall be released from its obligations hereunder and thereunder to a corresponding extent.

9.12Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower, to grant to any other persons or entities (each a "Participant") participating interests in Bank's obligations to lend hereunder and/or any or all of the loans held by Bank hereunder. In the event of any such grant by Bank of a participating interest to a Participant, whether or not upon notice to Borrower, Bank shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Bank in connection with Bank's rights and obligations hereunder.  Bank may furnish any information concerning Borrower in its possession from time to time to prospective Assignees and Participants, provided that Bank shall require any such prospective Assignee or Participant to maintain the confidentiality of such information.

9.13Upon receipt of an affidavit by an officer of Bank as to the loss, theft, destruction or mutilation of the Line of Credit Note or any other security document which is not of public record, Borrower will issue, in lieu thereof, replacement Line of Credit Note or other security document in the same principal amount thereof and otherwise of like tenor.

9.14Each reference to Borrower shall be construed in the masculine, feminine, neuter, singular or plural as the context may require, and shall be deemed to include the legal successors and assigns of Borrower, all of which shall be bound by the provisions hereof.

9.15The section headings are included for convenience only and shall not be deemed to be a part of this Agreement.

9.16This Agreement represents the entire Agreement between the parties with respect to the matters set forth herein and supersedes all prior written or oral agreements or understandings, if any.

10.TERM OF AGREEMENT

The term of this Agreement shall commence on the date hereof and shall continue in full force and effect and be binding upon Borrower until all Obligations shall have been fully paid and satisfied; provided, however, that the indemnification provisions of Section 7.5 hereof shall survive termination of the Line of Credit and repayment, satisfaction and discharge of the Obligations.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

WITNESS:	Capital Properties, Inc.

	By:	/s/ Susan R. Johnson
Susan R. Johnson Treasurer

WITNESS:	Bank Rhode Island

	By:	/s/ Keb H. Brackenbury
Keb H. Brackenbury
Senior Vice President